EXHIBIT 99.1

Tilray Brands Announces Proposed Reverse Stock Split and Corresponding Special Meeting of Stockholders

NEW YORK and LEAMINGTON, ON – April 17, 2025 – Tilray Brands, Inc. (“Tilray” or “Company”) (Nasdaq: TLRY; TSX: TLRY), a global lifestyle and consumer packaged goods company at the forefront of beverage, cannabis and wellness industries, today announced a special meeting of stockholders (the “Special Meeting”) on June 10, 2025. The Special Meeting will be held via live audio webcast, which can be accessed on the investor page on Tilray.com.

At the Special Meeting, stockholders will be asked to vote for an amendment of the Company’s Fifth Amended and Restated Certificate of Incorporation, in order to implement a reverse stock split of the Company’s common stock at a ratio ranging from 1-to-10 to 1-to-20 (the “Reverse Stock Split”). The exact ratio within this range will be determined by the Board of Directors, without reducing the authorized number of shares of our common stock.

Irwin D. Simon, Chairman and Chief Executive Officer of Tilray Brands, said, “The Reverse Stock Split will better align Tilray’s number of shares outstanding with companies of our size and scope. A higher price per share would ensure compliance with Nasdaq's continued listing requirements and places Tilray in a position to continue executing on our strategic plans. Looking ahead, we expect this decision to aid in the Company’s efforts to stabilize trading levels, attract and retain institutional shareholders, and decrease our cost structure by over $1 million on an annual run rate basis. The fundamentals of our company remain intact, and we are confident that we have the right strategy and team to deliver long-term value for our shareholder base.”

The Company also expects to achieve cost savings from the Reverse Stock Split, which would reduce the Company’s expenditures associated with Tilray’s Annual Meeting.

Tilray’s Financial Structure

During the fiscal year 2025 to date, Tilray reduced its total debt outstanding by approximately $76 million. Consequently, net debt to trailing twelve-months Adjusted EBITDA is less than 1.0x. As of our most recent quarter ended February 28, 2025, Tilray’s balance sheet had a cash and marketable securities balance of over $248 million, which provides the Company with financial strength and flexibility to pursue strategic opportunities and accretive acquisitions.

More Information

Stockholders will find important information and detailed instructions about how to participate in the Special Meeting in the Company's definitive proxy statement (the "Proxy Statement"), which is available on Tilray.com.

About Tilray Brands

Tilray Brands, Inc. (“Tilray”) (Nasdaq: TLRY; TSX: TLRY), is a leading global lifestyle and consumer packaged goods company with operations in Canada, the United States, Europe, Australia, and Latin America that is leading as a transformative force at the nexus of cannabis, beverage, wellness, and entertainment, elevating lives through moments of connection. Tilray’s mission is to be a leading premium lifestyle company with a house of brands and innovative products that inspire joy and create memorable experiences. Tilray’s unprecedented platform supports over 40 brands in over 20 countries, including comprehensive cannabis offerings, hemp-based foods, and craft beverages.

For more information on how we are elevating lives through moments of connection, visit Tilray.com and follow @Tilray on all social platforms.

Forward-Looking Statements

Certain statements in this communication that are not historical facts constitute forward-looking information or forward-looking statements (together, “forward-looking statements”) under Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be subject to the “safe harbor” created by those sections and other applicable laws. Forward-looking statements can be identified by words such as “forecast,” “future,” “should,” “could,” “enable,” “potential,” “contemplate,” “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “project,” “will,” “would” and the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Certain material factors, estimates, goals, projections, or assumptions were used in drawing the conclusions contained in the forward-looking statements throughout this communication. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things the timing, ratio and completion of the Reverse Stock Split and expected cost savings. Many factors could cause actual results, performance, or achievement to be materially different from any forward-looking statements, and other risks and uncertainties not presently known to the Company or that the Company deems immaterial could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein. For a more detailed discussion of these risks and other factors, see the most recently filed annual information form of Tilray and the Annual Report on Form 10-K (and other periodic reports filed with the SEC) of Tilray made with the SEC and available on EDGAR. The forward-looking statements included in this communication are made as of the date of this communication and the Company does not undertake any obligation to publicly update such forward-looking statements to reflect new information, subsequent events, or otherwise unless required by applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

This press release includes non-GAAP financial measures, including cash and marketable securities and net debt. Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read only in connection with the Company's Consolidated Statements of Operations and Cash Flows presented in accordance with GAAP.

Adjusted EBITDA is calculated as net income (loss) before income tax benefits, net; interest expense, net; non-operating income (expense), net; amortization; stock-based compensation; change in fair value of contingent consideration; purchase price accounting step-up; impairments, other than temporary change in fair value of convertible notes receivable, project 420 optimization costs facility start-up and closure costs; litigation costs; restructuring costs, and transaction (income) costs, net. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, has been provided in the financial statement tables included below in this press release.

Cash and marketable securities are comprised of two GAAP measures, cash and cash equivalents added to marketable securities. The Company’s management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its short-term liquidity position by combing these two GAAP metrics.

Net debt is comprised of GAAP measures and reduces bank indebtedness, current and non-current portions of long-term debt, the principal balance of convertible debt by cash and cash equivalents and marketable securities. The company believes this metric provides useful information to management, analysts, and investors regarding its liquidity and the Company’s ability to repay all of its debt.

For further information:
Media: news@tilray.com
Investor Relations: investors@tilray.com